Exhibit 99.1

601 Poydras St., Suite 2400 New Orleans, LA 70130 (504) 587-7374 Fax: (504) 362-1818 NYSE: SPN
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. Names
Patrick J. Campbell as Executive Vice President
New Orleans, La. — April 1, 2009 — Superior Energy Services, Inc. (NYSE: SPN) announced today that Patrick J. Campbell has been named Executive Vice President.
Since 2000, Mr. Campbell, age 64, has been President and Chief Operating Officer of Superior subsidiary Wild Well Control, Inc., a global leader in firefighting, well control and engineering services. He joined Wild Well Control in 1990 and served as its Executive Vice President until 2000. His career in the energy industry spans more than 40 years with a focus on well control and blowout response and prevention, decommissioning, subsea completions, subsea well intervention, and engineering studies for oil companies worldwide. In his new role, Mr. Campbell will oversee Superior’s global subsea well intervention expansion as well as the Company’s decommissioning and well control businesses.
Terry Hall, Chairman of the Board and Chief Executive Officer commented: “Pat has been instrumental in growing Wild Well Control and bringing to the Company significant opportunities for many of our products and services in the areas of well control, subsea well intervention, decommissioning and marine engineering. In his expanded role, he will be responsible for growing the Company’s subsea well intervention business and coordinating and delivering the Company’s decommissioning and well control products and services worldwide. When combined with our engineering expertise, the group under Mr. Campbell’s leadership will be well positioned to deliver a wide variety of integrated solutions with a focus on the growing subsea well intervention and decommissioning markets.”
Superior Energy Services, Inc. serves the drilling and production needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.

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